As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEGACY RESERVES INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4919553
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 W. Wall St., Suite 1800 Midland, Texas 79701	79701
(Address of Principal Executive Offices)	(Zip Code)

LEGACY RESERVES INC. 2018 OMNIBUS INCENTIVE PLAN

(Full title of plan)

James Daniel Westcott

President and Chief Financial Officer

303 W. Wall St., Suite 1800

Midland, Texas 79701

(Name and address of agent for service)

(432) 689-5200

(Telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos

Sidley Austin LLP

1000 Louisiana St., Suite 6000

Houston, Texas 77002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	10,500,000	$5.06	$53,130,000	$6,614.69

(1)

This registration statement on Form S-8 relates to 10,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Legacy Reserves Inc. (the “Registrant”) that may be issued by the Registrant under the Legacy Reserves Inc. 2018 Omnibus Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the units representing limited partnership interests (“units”) of Legacy Reserves LP (the predecessor registrant to the Company) on September 14, 2018 on the NASDAQ Global Select Market, which was $5.06 per unit.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed by Legacy Reserves LP (“Legacy LP”), or by Legacy Reserves Inc. (the “Registrant”) as successor issuer, with the Commission, are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

•	the Annual Report on Form 10-K of Legacy LP for the year ended December 31, 2017 filed with the Commission (File No. 001-33249) on February 23, 2018;

•

the Quarterly Report on Form 10-Q of Legacy LP for the period ended March 31, 2018 filed with the Commission (File No. 001-33249) on May 2, 2018 and the Quarterly Report on Form 10-Q of Legacy LP for the period ended June 30, 2018 filed with the Commission (File No. 001-33249) on August 7, 2018;

•

the Current Reports on Form 8-K (other than information furnished rather than filed) of Legacy LP filed with the Commission (File No. 001-33249) on January 1, 2018, February 21, 2018, March 26, 2018, April 2, 2018, July 12, 2018, September 14, 2018 and September 20, 2018;

•	the Current Report on Form 8-K (other than information furnished rather than filed) of the Registrant filed with the Commission (File No. 333-224182) on September 14, 2018;

•	the Current Report on Form 8-K (other than information furnished rather than filed) of the Registrant filed with the Commission (File No. 001-33249) on September 20, 2018; and

•

the description of the Registrant’s Common Stock contained in Exhibit 99.1 to the Registrant’s Form 8-K12B, filed with the Commission (File No. 001-33249) on September 20, 2018 pursuant to Section 12(b) of the Exchange Act.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished on any Current Report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Legacy Reserves LP (“Legacy LP”), a subsidiary of Legacy Reserves Inc. (the “Registrant”), and the Registrant have jointly and severally agreed to indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to, any person has been or became at any time prior to the effective time of Legacy LP becoming a subsidiary of the Registrant (the “Corporate Reorganization”), an officer, director or employee of Legacy LP or any of its subsidiaries or Legacy Reserves GP, LLC (the “Partnership GP”), to the fullest extent permitted under applicable law. In addition, Legacy LP and the Registrant will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of Legacy LP and the Partnership GP immediately prior to the effective time of the Corporate Reorganization and ensure that the organizational documents of Legacy LP and the Partnership GP or any of their respective successors or assigns, if applicable, will contain provisions no less favorable, for a period of six years following the effective time of the Corporate Reorganization, with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Legacy LP and the Partnership GP than were set forth in such organizational documents immediately prior to the effective time of the Corporate Reorganization. In addition, the Registrant will maintain in effect for six years from the effective time of the Corporate Reorganization the Registrant’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the Corporate Reorganization with respect to such indemnified persons, provided that in no event will the Registrant be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Registrant for such insurance.

The Registrant’s amended and restated bylaws provide that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the General Corporation Law of the State of Delaware (“DGCL”) for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in the Registrant’s amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s amended and restated bylaws further provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Legacy Reserves Inc. (incorporated by reference to the Registrant’s current report on Form 8-K (File No. 001-33249) filed on September 20, 2018)

4.2	Amended and Restated Bylaws of Legacy Reserves Inc. (incorporated by reference to the Registrant’s current report on Form 8-K (File No. 001-33249) filed on September 20, 2018)

4.3	Legacy Reserves Inc. 2018 Omnibus Incentive Plan (incorporated by reference to the Registrant’s current report on Form 8-K (File No. 001-33249) filed on September 20, 2018)

5.1*	Opinion of Sidley Austin LLP with respect to legality of the securities

23.1*	Consent of BDO USA, LLP

23.2*	Consent of LaRoche Petroleum Consultants, Ltd.

24.1*	Powers of Attorney (included in signature page of this Form S-8)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on September 20, 2018.

LEGACY RESERVES INC.

BY:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Micah C. Foster and James Daniel Westcott, each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on September 20, 2018.

Signature	Title	Date

/s/ Paul T. Horne	Chairman of the Board and Chief Executive Officer	September 20, 2018
Paul T. Horne	(Principal Executive Officer)

/s/ James Daniel Westcott	President and Chief Financial Officer	September 20, 2018
James Daniel Westcott	(Principal Financial Officer)

/s/ Micah C. Foster	Chief Accounting Officer and Controller	September 20, 2018
Micah C. Foster	(Principal Accounting Officer)

/s/ Cary D. Brown	Director	September 20, 2018
Cary D. Brown

/s/ William R. Granberry	Director	September 20, 2018
William R. Granberry

/s/ G. Larry Lawrence	Director	September 20, 2018
G. Larry Lawrence

/s/ D. Dwight Scott	Director	September 20, 2018
D. Dwight Scott

/s/ Kyle D. Vann	Director	September 20, 2018
Kyle D. Vann